Exhibit 99.1

News Release
Contacts		301 Merit 7 Norwalk, CT 06851 U.S.A. T (203) 840-2000 www.applera.com
Media Ana Kapor 650.638.6227 kapora1@appliedbiosystems.com	Investors Peter Dworkin 650.554.2479 dworkipg@appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLERA EXECUTES ON $600 MILLION OF $1.2 BILLION

SHARE REPURCHASE AUTHORIZATION

NORWALK, CT – August 31, 2007 — Applera Corporation announced today that, pursuant to an authorization from its Board of Directors announced August 8, 2007, it has entered into an agreement with Morgan Stanley for the accelerated repurchase of $600 million worth of its Applied Biosystems Group (NYSE:ABI) common stock. Based on this agreement, Applera will pay Morgan Stanley $600 million in exchange for a variable number of shares, subject to a minimum and a maximum. The minimum number of shares will be delivered to the Company within approximately six weeks, with any additional shares to be delivered to the Company within the following six months. The actual number of shares to be repurchased will be based upon the volume-weighted average daily price of the Applied Biosystems Group common stock during this period. Repurchases will be funded using the Group’s cash and existing available credit. Because of the timing of the cash disbursement and the repurchase of shares, the Company anticipates that this repurchase will be dilutive to Applied Biosystems earnings per share in the first quarter of fiscal 2008 by approximately $0.01. The transaction is expected to be accretive to Applied Biosystems earnings per share for fiscal 2008, with the accretion dependent on the actual price paid under this transaction. In addition, and as previously announced, during the next four to six quarters and following the conclusion of this program, the Company intends to repurchase shares of Applied Biosystems Group common stock in the open market to complete its $1.2 billion share repurchase authorization.

850 Lincoln Centre Drive Foster City, CA 94404-1128 U.S.A. T (650) 570-6667 F (650) 572-2743 www.appliedbiosystems.com

45 West Gude Drive Rockville, MD 20850-1232 U.S.A. T (240) 453-3000 F (240) 453-4000 www.celera.com

Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” and “anticipate,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include but are not limited to: (1) changes in the market price of the Applera Corporation-Applied Biosystems Group common stock and the ability of Morgan Stanley to borrow shares of the stock; and (2) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. The Celera Group is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.